360 FUNDS 485BPOS

Exhibit 99 (j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 189 to the Registration Statement on Form N-1A of the IMS Capital Value Fund and the IMS Strategic Income Fund and to the use of our report dated August 29, 2024, on the financial statements and financial highlights of the IMS Capital Value Fund and the IMS Strategic Income Fund, a series of 360 Funds. Such financial statements and financial highlights appear in the 2024 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 28, 2024